Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 23, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Regis Corporation’s Annual Report on Form 10-K for the year ended June 30, 2016.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
October 27, 2016